As filed with the Securities and Exchange Commission on April 23, 2007

Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ATTUNITY LTD
(Exact name of Registrant as specified in its charter)

Israel (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)

Attunity Ltd
Kfar Netter Industrial Park, P.O. Box 3787, Kfar Netter 40593, Israel
Tel. (972)(9) 899-3000
(Address and telephone number of Registrant's principal executive offices)

Attunity Inc.
Attn.: Dror Elkayam, Vice President Finance and Secretary
70 Blanchard Road
Burlington, Massachusetts 01803
Tel. (781) 213-5200
(Name, address and telephone number of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Ido Zemach, Adv. Goldfarb, Levy, Eran, Meiri & Co. Europe-Israel Tower 2 Weizmann Street Tel Aviv 64239, Israel Tel: 972-3-6089853 Fax: 972-3-608-9810	Howard E. Berkenblit, Esq. Z.A.G./S&W LLP One Post Office Square Boston, MA 02109 Tel: 617-338-2979 Fax: 617-338-2880

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum aggregate price per unit (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee (4)

Ordinary shares, par value NIS 0.1 per share (2)	439,883		$1.17	$514,663.11	$15.80
Ordinary shares, par value NIS 0.1 per share (3)	250,000		$1.17	$292,500.00	$8.98

Total	689,883	(5)	$1.17	807,163.11	$24.78

(1)     Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, or the Securities Act, on the basis of the average of the high and the low prices $1.19 and $1.15, respectively) of the Registrant’s ordinary shares as quoted on the Nasdaq Global Market on April 17, 2007.

(2)     Represents ordinary shares being registered for resale by the selling shareholders which are issuable upon exercise of warrants pursuant to agreement between the registrant and those selling shareholders.

(3)     Represents ordinary shares being registered for resale by the selling shareholders which may be issuable upon exercise of warrants pursuant to agreements between the registrant and those selling shareholders.

(4)     Calculated using $30.70 per million dollars.

(5)     Pursuant to Rule 416 under the Securities Act, there are also being registered hereby an additional indeterminate number of ordinary shares as may become issuable to the selling shareholders to prevent dilution from stock splits, stock dividends and similar transactions.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED APRIL 23, 2007

ATTUNITY LTD

689,883 ORDINARY SHARES

        This prospectus relates to up to 689,883 of our ordinary shares that the selling shareholders named in this prospectus or their transferees may offer and sell from time to time. Of the ordinary shares offered hereby, (i) 439,883 ordinary shares are issuable upon exercise of warrants issued to the selling shareholders in connection with a loan agreement, dated January 31, 2007; and (ii) 250,000 ordinary shares may be issued to the selling shareholders upon exercise of warrants issued to the selling shareholders in connection with such loan agreement and which will become exercisable subject to certain milestones. We are registering the ordinary shares for disposition by the selling shareholders pursuant to commitments to the selling shareholders. The registration of the ordinary shares does not necessarily mean that the selling shareholders or their transferees will offer or sell their shares.

        We will not receive any additional proceeds from the sale by the selling shareholders of the ordinary shares offered by this prospectus, and will bear all expenses in connection with the preparation of this prospectus. However, we may receive up to $900,000 upon the exercise of warrants in full at their current or estimated exercise prices.

        Our ordinary shares are traded on the NASDAQ Global Market under the symbol “ATTU.” On April 20, 2007, the last reported closing price of an ordinary share on the NASDAQ Global Market was $1.17.

        Investing in our ordinary shares involves significant risks. See “Risk Factors” beginning on page 5 to read about factors you should consider before buying the ordinary shares of Attunity Ltd.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated April 23, 2007

ABOUT THIS PROSPECTUS

        This prospectus provides you with a general description of the shares the selling shareholders identified in this prospectus may offer. You should read both this prospectus together with the additional information described under the heading “Where You Can Find More Information; Incorporation of Certain Information by Reference.”

        You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities in any state or jurisdiction where the offer is not permitted. The information contained in this prospectus is accurate only as of its date, and you should not assume that the information in this prospectus is accurate as of any other date.

        We are a “foreign private issuer” as defined in Rule 3b-4 under the Securities Exchange Act of 1934, or the Exchange Act. As a result, our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act and transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

        We publish annually an annual report on our website containing financial statements that have been examined and reported on, with an opinion expressed by, a qualified independent auditor or certified public accountant. We prepare our financial statements in United States dollars and in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. All references to “dollars” or “$” in this prospectus are to U.S. dollars, and all references to “shekels” or “NIS” are to New Israeli Shekels.

        In this prospectus, “we”, “us”, “our”, the “Company” and “Attunity” refer to Attunity Ltd, an Israeli company, and its subsidiaries, unless otherwise indicated.

NOTICE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated in it by reference contain forward-looking statements which involve known and unknown risks and uncertainties. We include this notice for the express purpose of permitting us to obtain the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. Examples of forward-looking statements include: projections of capital expenditures, competitive pressures, revenues, growth prospects, product development, financial resources and other financial matters. You can identify these and other forward-looking statements by the use of words such as “may,” “will,” “should,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential” or the negative of such terms, or other comparable terminology. These statements reflect our views, current as of the time expressed, with respect to future events and are based on assumptions and are subject to risks and uncertainties.

        Except as required by applicable law, including the securities laws of the United States, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise and we disclaim any obligation to publicly revise any such statements to reflect any change in expectations or in events, conditions, or circumstances on which any such statements may be based. To the extent forward-looking statements that we incorporate by reference express views as to particular events, conditions or circumstances that may conflict or be inconsistent with each other, the most recent such statement supersedes earlier views.

        Our ability to predict the results of our operations or the effects of various events on our operating results is inherently uncertain. Therefore, we caution you to consider carefully the matters described under the caption “Risk Factors” and certain other matters discussed in this prospectus, the documents incorporated by reference in this prospectus, and other publicly available sources. Such factors and many other factors beyond the control of our management could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements.

PROSPECTUS SUMMARY

        You should read the following summary together with the more detailed information about us, the description of the ordinary shares that may be sold from time to time, and our financial statements and the notes to them, all of which appear elsewhere in this prospectus or in the documents incorporated by reference in this prospectus.

ATTUNITY LTD

        We were incorporated under the laws of the State of Israel in 1988. We develop, market and support enterprise-class software for application and data integration, and solutions in the new Workplace Applications market.

        Our principal executive offices are located at Kfar Netter Industrial Park, P.O. Box 3787, Kfar Netter 40593, Israel, and our telephone number at such address is (+972) 9-899-3000. Our address on the Internet is http://www.attunity.com. Information contained on our website does not constitute a part of this prospectus.

The Offering

Ordinary shares offered	689,883 shares (all of which are issuable upon exercise of warrants).

NASDAQ Global Market symbol	"ATTU"

Use of proceeds	We will not receive any proceeds from the sale of the ordinary shares offered hereby. We will, however, receive the proceeds from the exercise of the warrants if and when they are exercised, which we will use for working capital and general corporate purposes.

Ordinary shares outstanding	23,171,181 shares (excludes the 689,883 shares issuable upon exercise of warrants).

Risk Factors	Prospective investors should carefully consider the "Risk Factors" beginning on page 5 before buying the ordinary shares offered hereby.

RISK FACTORS

        The following risk factors, among others, could in the future affect our actual results of operations and could cause our actual results to differ materially from those expressed in forward-looking statements made by us. These forward-looking statements are based on current expectations and we assume no obligation to update this information. Before you decide to buy, hold, or sell our ordinary shares, you should carefully consider the risks described below, in addition to the other information contained elsewhere in this prospectus. The following risk factors are not the only risk factors facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business. Our business, financial condition and results of operation could be seriously harmed if any of the events underlying any of these risks or uncertainties actually occurs. In that event, the market price for our ordinary shares could decline, and you may lose all or part of your investment.

Risk Factors Relating to Our Business

We have a history of operating losses and may not achieve or sustain profitability in the future.

        We incurred an operating loss in the fiscal year ended December 31, 2006 and in three of the four preceding years. There can be no assurance that we will be able to achieve or sustain profitable operations in the future. Even if we maintain profitability, we cannot assure that future net income will offset our cumulative losses.

We may need to raise additional capital in the near future, which may not be available to us.

        Our working capital requirements and the cash flow provided by our operating activities are likely to vary greatly from quarter to quarter depending on the timing of orders and deliveries, and the payment terms offered to our customers. Although we anticipate that our existing capital resources will be adequate to satisfy our working capital and capital expenditure requirements until at least March 2008, we may need to raise additional funds in the near future for a number of uses, including:

—	implementing marketing and sales activities for our products and services;
—	expanding research and development programs;
—	expanding investment in fixed assets; and
—	hiring additional qualified personnel.

        We may not be able to obtain additional funds on a timely basis, on acceptable terms or at all. If we cannot raise needed funds on acceptable terms, we may be required to delay, scale back or eliminate some aspects of our operations and we may not be able to:

—	develop new products;
—	enhance our existing products;
—	remain current with evolving industry standards;
—	expand our sales and marketing programs;
—	take advantage of future opportunities; or
—	respond to competitive pressures or unanticipated requirements.

        If additional funds are raised through the issuance of equity securities, the percentage ownership of then current shareholders would be diluted.

One of our OEM partners accounted for more than 20% of our revenues. A loss of this partner or a reduction or delay in orders from such partner could harm our business.

        In 2006, 2005 and 2004, one of our Original Equipment Manufacturer, or OEM, partners accounted for 21.5%, 14.1% and 11.2% of our revenues, respectively. There can be no assurance that such partner will continue to use our products and services. A reduction, delay or cancellation in orders from such partner, including reductions or delays due to market, economic or competitive conditions, could have a material adverse effect on our business, operating results and financial condition.

Our future growth will depend upon market acceptance of the Attunity InFocus and the development of a market for such product.

        Our success depends on the acceptance of our new products and technologies and the development of the targeted markets. In December 2005, we launched Attunity InFocus, which we believe to be one of the first operational business intelligence solutions designed to provide real-time information linked with historical context to help decision makers improve daily business operations. During 2005 and 2006 we invested, and are continuing to invest in 2007, in developing Attunity InFocus and in creating and increasing its market acceptance. There is no assurance that the market or demand for business intelligence solutions, such as Attunity InFocus, will develop as rapidly as we expect or at all, or even if such market develops, that we will be successful in marketing and selling Attunity InFocus and growing revenues to justify our investments. In particular, we believe that successful positioning of Attunity InFocus is a critical factor in our ability to achieve growth.

Our operating results vary quarterly and seasonally.

        We have often recognized a substantial portion of our revenues in first quarter and in the last quarter of the year and in the last month, or even weeks or days, of a quarter. Our expense levels are substantially based on our expectations for future revenues and are therefore relatively fixed in the short term. If revenue levels fall below expectations, our quarterly results are likely to be disproportionately adversely affected because a proportionately smaller amount of our expenses varies with our revenues.

        Our operating results reflect seasonal trends and we expect to continue to be affected by such trends in the future, primarily in the third quarter ending September 30, when we expect to continue to experience relatively lower sales as a result of reduced sales activity in Europe during the summer months. Due to the foregoing factors, in some future quarter our operating results may be below the expectations of public market analysts and investors. In such event, it is likely that the price of our ordinary shares would be materially adversely affected.

Our operating results fluctuate significantly.

        Our quarterly results have fluctuated significantly in the past and are likely to fluctuate significantly in the future. Our future operating results will depend on many factors, including, but not limited to, the following:

—	the size and timing of significant orders and their fulfillment;
—	demand for our products;
—	changes in our pricing policies or those of our competitors;
—	the number, timing and significance of product enhancements;
—	new product announcements by us and our competitors;
—	our ability to successfully market newly acquired products and technologies;

—	our ability to develop, introduce and market new and enhanced products on a timely basis;
—	changes in the level of our operating expenses;
—	budgeting cycles of our customers;
—	customer order deferrals in anticipation of enhancements or new products that we or our competitors offer;
—	product life cycles;
—	software bugs and other product quality problems;
—	personnel changes;
—	changes in our strategy;
—	seasonal trends and general domestic and international economic and political conditions, among others;
—	currency exchange rate fluctuations and economic conditions in the geographic areas where we operate; and
—	the inherent uncertainty in marketing new products or technologies.

        Due to the foregoing factors, quarterly revenues and operating results are difficult to forecast, and it is likely that our future operating results will be adversely affected by these or other factors.

        Revenues are also difficult to forecast because our sales cycle, from initial evaluation to purchase, is lengthy and varies substantially from customer to customer. In light of the foregoing, we cannot predict revenues for any future quarter with any significant degree of accuracy. Accordingly, we believe that period-to-period comparisons of our operating results are not necessarily meaningful and you should not rely upon them as indications of future performance. Although we have experienced revenue growth in the past, we may not be able to sustain this growth rate, and you should not consider such past growth indicative of future revenue growth, or of future operating results.

We are subject to risks associated with international operations.

        We are based in Israel and generate a large portion of our sales outside the United States. Our sales outside of the United States accounted for 40.8%, 46.5% and 53.6% of our total revenues for the years ended December 31, 2006, 2005 and 2004, respectively. Although we commit significant management time and financial resources to developing direct and indirect international sales and support channels, we cannot be certain that we will be able to maintain or increase international market demand for our products. To the extent that we cannot do so in a timely manner, our business, operating results and financial condition may be adversely affected.

        As we conduct business globally, our future results could also be adversely affected by a variety of uncontrollable and changing factors and inherent risks, including the following:

—	the impact of possible recessionary environments in multiple foreign markets;
—	longer receivables collection periods and greater difficulty in accounts receivable collection;
—	unexpected changes in regulatory requirements;
—	difficulties and costs of staffing and managing foreign operations;
—	reduced protection for intellectual property rights in some countries;
—	potentially adverse tax consequences; and
—	political and economic instability.

        We cannot be certain that we, our distributors or our resellers will be able to sustain or increase revenues from international operations or that the foregoing factors will not have a material adverse effect on our future revenues and, as a result, on our business, operating results and financial condition.

Our results of operations may be harmed by currency fluctuations.

        We may be adversely affected by fluctuations in currency exchange rates. While our revenues are generally denominated in dollars, the Euro and British Pound, a significant portion of our expenses are incurred in NIS. If we were to determine that it was in our best interests to enter into any hedging transactions in the future, there can be no assurance that we will be able to do so or that such transactions, if entered into, will materially reduce the effect of fluctuations in foreign currency exchange rates on our results of operations. In addition, if, for any reason, exchange or price controls or other restrictions on the conversion of foreign currencies into NIS were imposed, our business could be adversely affected. Although exposure to currency fluctuations to date has not had a material adverse effect on our business, there can be no assurance such fluctuations in the future will not have a material adverse effect on revenues from international sales and, consequently our business, operating results and financial condition.

We are subject to risks relating to proprietary rights and risks of infringement.

        We are dependent upon our proprietary software technology and we rely primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect our proprietary rights. Except for our federal trademark registrations for Attunity®, Attunity B2B® and Attunity Connect® in the United States and the pending trademark application for Attunity InFocus in the United States, we do not have any trademark, patent or copyright registrations. To protect our software, documentation and other written materials, we rely on trade secret and copyright laws, which afford only limited protection. It is possible that others will develop technologies that are similar or superior to our technology. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. It is difficult to police the unauthorized use of products in our field, and we expect software piracy to be a persistent problem, although we are unable to determine the extent to which piracy of our software products exists. In addition, the laws of some foreign countries do not protect our proprietary rights as fully as do the laws of the United States. We cannot be certain that our means of protecting our proprietary rights in the United States or abroad will be adequate or that our competition will not independently develop similar technology.

        We are not aware that we have infringed any proprietary rights of third parties. It is possible, however, that third parties will claim that we have infringed upon their intellectual property rights. We believe that software product developers will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlaps. It would be time consuming for us to defend any such claims, with or without merit, and any such claims could:

—	result in costly litigation;
—	divert management's attention and resources;
—	cause product shipment delays; and
—	require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us, if at all.

        If there is a successful claim of infringement against us and we are not able to license the infringed or similar technology or other intellectual property, our business, operating results and financial condition would be materially adversely affected.

A significant portion of our revenues are dependent on maintenance payments from customers using our legacy products.

        Approximately 13.0% of our revenues in the year ended December 31, 2006 and 15.0% of our revenues in the year ended December 31, 2005 were derived from annual maintenance payments made by customers who use CorVision, Mancal 2000 and APTuser, which are legacy software products. In 2006, 2005 and 2004, these revenues on a consolidated basis totaled $1.8 million, $2.3 million and $2.7 million, respectively. Some of these customers may replace these legacy products with more advanced products from other vendors and, as a result, discontinue use of these products, which, in turn, would result in a reduction in our maintenance revenues and adversely affect our operating results.

Our products have a lengthy sales cycle.

        Our customers typically use our products to deploy applications that are critical to their business. As a result, the licensing and implementation of our products generally involves a significant commitment of attention and resources by prospective customers. Because of the long approval process that typically accompanies strategic initiatives or capital expenditures by companies, our sales process is often delayed, with little or no control over any delays encountered by us. Our sales cycle can be further extended for sales made through third party distributors. Delay in the sales cycle of our products could result in significant fluctuations in our quarterly operating results.

Technological changes may adversely affect the market acceptance of our products and services.

        We compete in a market that is characterized by technological changes and improvements and frequent new product introductions and enhancements. The introduction of new technologies and products could render existing products and services obsolete and unmarketable and could exert price pressures on our products and services. Any future success will depend upon our ability to address the increasingly sophisticated needs of our customers by, among others:

—	supporting existing and emerging hardware, software, databases and networking platforms; and
—	developing and introducing new and enhanced applications that keep pace with such technological developments, emerging new markets and changing customer requirements.

Our products may contain defects that may be costly to correct, delay market acceptance of our products, harm our reputation and expose us to litigation.

        Despite testing by us, errors may be found in our software products. If defects are discovered, we may not be able to successfully correct them in a timely manner, or at all. Defects and failures in our products could result in a loss of, or delay in, market acceptance of our products and could damage our reputation. Although our standard license agreement with our customers contains provisions designed to limit our exposure to potential product liability claims, it is possible that these provisions may not be effective or enforceable under the laws of some jurisdictions, and we could fail to realize revenues and suffer damage to our reputation as a result of, or in defense of, a substantial claim.

The loss of the services of our key personnel would negatively affect our business.

        Our future success depends to a large extent on the continued services of our senior management and key personnel, including, in particular, Mr. Ratner, our Chief Executive Officer. Any loss of the services of members of our senior management or other key personnel, and especially those of Mr. Ratner, particularly to a competitor, would adversely affect our business.

Our results may be adversely affected by competition.

        The market for our software products is fragmented and intensely competitive. Competition in the industry is generally based on product performance, depth of product line, technical support and price. We compete both with international and local software providers, many of whom have significantly greater financial, technical and marketing resources than us. We anticipate continued growth and competition in the software products market and, consequently, the entrance of new competitors into the market. Such new entrants may include the information technology, or IT, departments of current and potential customers of ours that develop solutions that compete with our products. Our existing and potential competitors, such as Informatica, iWay software and IBM who compete with our Attunity Integration Suite, or AIS offerings, may be able to develop software products and services that are as effective as, or more effective or easier to use than those offered by us. Such existing and potential competitors may also enjoy substantial advantages over us in terms of research and development expertise, manufacturing efficiency, name recognition, sales and marketing expertise and distribution channels. There can be no assurance that we will be able to compete successfully against current or future competitors or that competition will not have a material adverse effect on our future revenues and, consequently, on our business, operating results and financial condition.

We have not yet completed our evaluation of our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act .

        We are considered a “non-accelerated filer” under applicable SEC rules. As such, we are required to comply with internal control evaluation and certification requirements of Section 404 of the Sarbanes-Oxley Act of 2002 in the following manner: (1) reporting by management under Section 404(a) of the Sarbanes-Oxley Act will be required for the fiscal year ending on December 31, 2007 and (2) attestation by our independent auditors under Section 404(b) of the Sarbanes-Oxley Act will be required for the fiscal year ending December 31, 2008. Accordingly, we have begun to evaluate whether our existing internal control over financial reporting systems is compliant with Section 404. As a result of this evaluation, we may be required to implement new internal control procedures over financial reporting. We may also experience higher than anticipated operating expenses and fees in this context, additional commitment of management’s time and may need to hire additional qualified personnel in order to achieve compliance with Section 404. If we are unable to implement these changes effectively or efficiently, or if our internal controls are found to be ineffective in future periods, it could harm our operations, financial reporting or financial results and could result in our being unable to obtain an unqualified report on internal controls from our independent auditor.

Risk Factors Relating to Our Ordinary Shares

We may not satisfy the NASDAQ’s requirements for continued listing. If we cannot satisfy these requirements, NASDAQ could delist our ordinary shares.

        Our ordinary shares are listed on the NASDAQ Global Market, or NASDAQ, under the symbol ATTU. To continue to be listed on NASDAQ, we need to satisfy a number of conditions, including minimum shareholders’ equity of at least $10 million. From time to time in the last several years, we fell below the minimum $10 million shareholders’ equity. We are currently in compliance with this requirement, but we cannot assure you that we will be able to maintain future compliance with all of the continued listing requirements of NASDAQ. If we are delisted from NASDAQ, trading in our ordinary shares would be conducted in a market where an investor would likely find it significantly more difficult to dispose of, or to obtain accurate quotations as to the value of, our ordinary shares.

Our share price has been volatile in the past and may decline in the future.

        Our ordinary shares have experienced significant market price and volume fluctuations in the past and may experience significant market price and volume fluctuations in the future in response to factors such as the following, some of which are beyond our control:

—	quarterly variations in our operating results;
—	operating results that vary from the expectations of securities analysts and investors;
—	changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;
—	announcements of technological innovations or new products by us or our competitors;
—	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;
—	changes in the status of our intellectual property rights;
—	announcements by third parties of significant claims or proceedings against us;
—	additions or departures of key personnel;
—	future sales of our ordinary shares; and
—	stock market price and volume fluctuations.

        Domestic and international stock markets often experience extreme price and volume fluctuations. Market fluctuations, as well as general political and economic conditions, such as a recession or interest rate or currency rate fluctuations or political events or hostilities in or surrounding Israel, could adversely affect the market price of our ordinary shares.

Our directors and executive officers own a substantial percentage of our ordinary shares.

        As of March 31, 2007, our directors and executive officers beneficially own approximately 20.7% of our outstanding ordinary shares. As a result, if these shareholders acted together, they could exert significant influence on the election of our directors and on decisions by our shareholders on matters submitted to shareholder vote, including mergers, consolidations and the sale of all or substantially all of our assets. This concentration of ownership of our ordinary shares could delay or prevent proxy contests, mergers, tender offers, or other purchases of our ordinary shares that might otherwise give our shareholders the opportunity to realize a premium over the then-prevailing market price for our ordinary shares. This concentration of ownership may also adversely affect our share price.

Issuance of a significant amount of additional ordinary shares on exercise or conversion of outstanding warrants and convertible notes and/or substantial future sales of our ordinary shares may depress our share price.

        As of March 31, 2007, we had approximately 23.2 million ordinary shares issued and outstanding and approximately 10.0 million of additional ordinary shares which are issuable upon exercise of outstanding options and warrants and the conversion of convertible notes. The issuance of a significant amount of additional ordinary shares on account of the outstanding warrants and convertible notes will dilute our current shareholders’ holdings and may depress our share price. In addition, if our shareholders sell substantial amounts of our ordinary shares, including shares issuable upon the exercise or conversion of outstanding warrants, convertible notes or employee options, or if the perception exists that our shareholders may sell a substantial number of our ordinary shares, the market price of our ordinary shares may fall. Any substantial sales of our shares in the public market might also make it more difficult for us to sell equity or equity related securities in the future at a time and on terms we deem appropriate.

We do not intend to pay cash dividends.

        Our policy is to retain earnings for use in our business and, for this reason, we do not intend to pay cash dividends on the ordinary shares in the foreseeable future.

Risk Factors Relating to Our Operations in Israel

Security, political and economic instability in Israel may harm our business.

        We are incorporated under the laws of the State of Israel, and our principal offices and research and development facilities are located in Israel. Accordingly, security, political and economic conditions in Israel directly affect our business.

        Over the past several decades, a number of armed conflicts have taken place between Israel and its Arab neighbors and a state of hostility, varying in degree and intensity, has led to security and economic problems for Israel. Since late 2000, there has been a high level of violence between Israel and the Palestinians which has strained Israel’s relationship with its Arab citizens, Arab countries and, to some extent, with other countries around the world. The establishment in early 2006 of a government in the Palestinian Authority by representatives of the Hamas militant group has created additional unrest and uncertainty in the region. In July 2006, an armed conflict has taken place between Israel and Hezbollah, an Islamic movement based in Lebanon, which included the firing of multiple rockets by Hezbollah throughout northern Israel as well as retaliatory attacks by Israel throughout Lebanon. Any armed conflicts or political instability in the region, including acts of terrorism or any other hostilities involving or threatening Israel, would likely negatively affect business conditions and could make it more difficult for us to conduct our operations in Israel, which could increase our costs and adversely affect our financial results.

Our results of operations may be negatively affected by the obligation of personnel to perform military service.

        Some of our executive officers and employees in Israel are obligated to perform military reserve duty annually. They may also be further subject to being called to active duty at any time under emergency circumstances. Our operations could be disrupted by the absence for a significant period of one or more of our executive officers, key employees or a significant number of other employees due to military service, and any disruption in our operations would harm our business. The full impact on our workforce or business if some of our executive officers and employees are called upon to perform military service, especially in times of national emergency, is difficult to predict.

Our financial results may be adversely affected by inflation and currency fluctuations.

        Since we report our financial results in dollars, fluctuations in rates of exchange between the dollar and non-dollar currencies may have a material adverse affect on our results of operations. A significant portion of our expenses are paid in NIS (primarily salaries) and are influenced by the timing of, and the extent to which, any increase in the rate of inflation in Israel over the rate of inflation in the United States is not offset by the devaluation of the NIS in relation to the dollar. We believe that the rate of inflation in Israel has not had a material adverse effect on our business to date. However, our dollar costs in Israel will increase if inflation in Israel exceeds the devaluation of the NIS against the dollar or if the timing of such devaluation lags behind inflation in Israel. Over time, the NIS has been devalued against the dollar, generally reflecting inflation rate differentials. Likewise, our operations could be adversely affected if we are unable to guard against currency fluctuations in the future. We do not currently engage in any currency hedging transactions intended to reduce the effect of fluctuations in foreign currency exchange rates on our results of operations. We cannot guarantee that we will enter into such transactions in the future or that such measures will adequately protect us from serious harm due to the impact of inflation in Israel.

We cannot guarantee continuation of government programs and tax benefits.

        We have in the past received certain Israeli government grants and may in the future utilize certain tax benefits in Israel by virtue of these programs. To remain eligible for these grants and tax benefits, we must continue to meet certain conditions, including making some specified investments in fixed assets. If we fail to comply with these conditions in the future, the benefits we receive could be canceled and we may have to refund payments previously received under these programs (with interest and linkage differentials) or pay certain taxes. We cannot guarantee that these programs and tax benefits will be continued in the future, at their current levels or at all. If these programs and tax benefits are ended, our business, financial condition and results of operations could be negatively affected.

Because we received grants from the Israeli Office of the Chief Scientist, we are subject to ongoing restrictions.

        We received royalty-bearing grants from the Office of the Chief Scientist of the Israeli Ministry of Industry, Trade and Labor, or the Chief Scientist, for research and development programs that meet specified criteria. As of December 31, 2006, we accrued our full obligation in respect of one product line and have no further obligation to pay royalties in respect of other products in the absence of sales. However, the terms of the Chief Scientist’s grants limit our ability to transfer know-how developed under an approved research and development program outside of Israel, regardless of whether the royalties were fully paid. Any non-Israeli citizen, resident or entity that, among other things, becomes a holder of 5% or more of our share capital or voting rights, is entitled to appoint one or more of our directors or our chief executive officer, serves as a director of our company or as our chief executive officer is generally required to notify the same to the Chief Scientist and to undertake to observe the law governing the grant programs of the Chief Scientist, the principal restrictions of which are the transferability limits described above.

It may be difficult to enforce a U.S. judgment against our officers, our directors and us or to assert U.S. securities law claims in Israel.

        We are incorporated under the laws of the State of Israel. Service of process upon us, our Israeli subsidiaries and our directors and officers, substantially all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because the majority of our assets and investments, and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of them may not be collectible within the United States.

        We have been informed by our legal counsel in Israel, Goldfarb, Levy, Eran, Meiri & Co., that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel addressing these matters.

        Subject to specified time limitations and legal procedures, under the rules of private international law currently prevailing in Israel, Israeli courts may enforce a U.S. final judgment in a civil matter, including judgments based upon the civil liability provisions of the U.S. securities laws and including a monetary or compensatory judgment in a non-civil matter, provided that:

—	the judgment is enforceable in the state in which it was given;
—	adequate service of process has been effected and the defendant has had a reasonable opportunity to present his arguments and evidence;
—	the judgment and its enforcement are not contrary to the law, public policy, security or sovereignty of the State of Israel;
—	the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties; and
—	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the U.S. court.

Provisions of Israeli law may delay, prevent or make difficult an acquisition of us, which could prevent a change of control and therefore depress the price of our shares.

        Provisions of Israeli corporate and tax law may have the effect of delaying, preventing or making an acquisition of our company more difficult. For example, under the Companies Law, upon the request of a creditor of either party to a proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that as a result of the merger the surviving company will be unable to satisfy the obligations of any of the parties to the merger. These provisions could cause our ordinary shares to trade at prices below the price for which third parties might be willing to pay to gain control of us. Third parties who are otherwise willing to pay a premium over prevailing market prices to gain control of us may be unable or unwilling to do so because of these provisions of Israeli law.

CAPITALIZATION AND INDEBTEDNESS

        The table below sets forth the audited consolidated debt and capitalization, determined in accordance with U.S. GAAP, as of December 31, 2006. The information in this table should be read in conjunction with and is qualified by reference to the consolidated financial statements thereto and other financial information incorporated by reference into this prospectus.

December 31, 2006
(in thousands)

Short-term debt	$2,022
Long-term debt	23
Total shareholders' equity	12,312

Total Capitalization	$14,357

USE OF PROCEEDS

        This prospectus relates to the disposition by the selling shareholders of up to 689,883 of our ordinary shares, issuable upon exercise of warrants. We will not receive any of the proceeds from the sale by the selling shareholders of our ordinary shares. We may, however, receive up to $900,000 from the exercise of the warrants if and when they are exercised in full at their current or estimated exercise prices, which we will use for working capital and general corporate purposes.

MARKET PRICE DATA

        Our ordinary shares have traded on the NASDAQ Global Market (formerly known as the NASDAQ National Market) since our initial public offering on December 17, 1992.

Annual Stock Information

        The following table sets forth, for each of the full financial years indicated, the high ask and low bid prices of our ordinary shares, as quoted on the NASDAQ Global Market or NASDAQ National Market, as applicable.

	High	Low

Year
2002	$2.12	$0.50
2003	$2.22	$0.80
2004	$3.62	$1.96
2005	$3.49	$1.68
2006	$2.52	$1.09
2007 (through March 31, 2007)	$1.52	$1.12

Quarterly Stock Information

        The following table sets forth, for each of the full financial quarters in the years indicated, the high ask and low bid prices of our ordinary shares, as quoted on the Nasdaq Global Market, or Nasdaq National Market, as applicable.

	High	Low

2005
First Quarter	$3.49	$2.41
Second Quarter	$3.08	$2.28
Third Quarter	$2.85	$2.05
Fourth Quarter	$2.63	$1.68

2006
First Quarter	$2.52	$1.93
Second Quarter	$2.06	$1.23
Third Quarter	$1.70	$1.09
Fourth Quarter	$1.52	$1.14
2007
First Quarter	$1.52	$1.12

Monthly Stock Information

        The following table sets forth, for each of the most recent six months, the high ask and low bid prices of our ordinary shares, as quoted on the Nasdaq Global Market, or Nasdaq National Market, as applicable.

Month	High	Low

October 2006	$1.70	$1.14
November 2006	$1.40	$1.10
December 2006	$1.67	$1.22
January 2007	$1.49	$1.25
February 2007	$1.52	$1.25
March 2007	$1.30	$1.12

SELLING SHAREHOLDERS

        The registration statement of which this prospectus forms a part covers up to 689,883 ordinary shares. We understand that the selling shareholders named below may sell some or all of the ordinary shares listed below. The shares are issuable to the respective selling shareholders as follows:

    (i)        439,883 ordinary shares are issuable pursuant to warrants issued to Plenus Technologies Ltd., an Israeli venture capital fund, and its affiliate, Plenus II LP, an Israeli limited partnership (together, “Plenus”) in connection with a loan agreement, dated January 31, 2007 (the “Loan Agreement”).

    (ii)        250,000 ordinary shares may be issued to Plenus upon exercise of warrants issued in connection with the Loan Agreement and which will become exercisable subject to certain milestones, as described below.

        On January 31, 2007 we entered into the Loan Agreement whereby Plenus provided us with a $2,000,000 loan, and upon future achievement of a certain milestone (related to our achievement of revenue targets), will lend us an additional $1,000,000. The date on which the additional $1,000,000 will be provided is referred to as the Second Closing. The outstanding loan amount will be due and payable in twelve equal monthly installments each commencing on the first day of the 25th month following January 31, 2007. The loan will accrue interest at a floating annual rate of the LIBOR rate published on the first day of each calendar quarter for three months plus 4.25%, and will be paid on a quarterly basis.

        In addition, we issued to Plenus (1) Warrants (the “First Warrants”), currently exercisable until January 30, 2012, to purchase up to 439,883 ordinary shares at an exercise price per share of $1.364, subject to adjustments; and (2) warrants (the “Second Warrants”) to purchase up to such number of ordinary shares equal to $300,000 divided by the average of closing prices of an ordinary share as reported on NASDAQ in the 90 days preceding the Second Closing (which would also be the exercise price per share). The exercise price per share is subject to adjustment (down to a minimum of $0.18 per share). These warrants are not exercisable unless and until the Second Closing has occurred and will expire on the fifth anniversary of the Second Closing. The average price assumed for the purposes of the registration statement of which this prospectus forms a part is $1.20 per share.

        The warrants were issued to Plenus in accordance with Rule 903 of Regulation S under the Securities Act in a transaction exempt from the registration requirements of the Securities Act. We undertook to file a registration statement with the SEC to register the resale of the ordinary shares issuable upon exercise of the warrants and to maintain a registration statement in effect in order to allow the lender to freely sell these shares. Since the number of ordinary shares that will become issuable upon exercise of the Second Warrants is indeterminate until the Second Closing, we have elected to register 250,000 ordinary shares as an estimate of the number of shares issuable.

        We are registering the ordinary shares in order to permit the selling shareholders to dispose of the shares from time to time. To our knowledge, none of the selling shareholders is a director, officer or consultant of ours or holder of 10% or more of our shares, or a broker-dealer or an affiliate of a broker-dealer. The information provided in the table below with respect to each selling shareholder has been obtained from that selling shareholder. Because the selling shareholders may sell all, some or no portion of the ordinary shares beneficially owed by them, we cannot estimate either the number or percentage of ordinary shares that will be beneficially owned by the selling shareholders following this prospectus. We believe that the selling shareholders have sole voting and investment powers over their ordinary shares, except as indicated below.

        The following table lists the selling shareholders and other information regarding the beneficial ownership of the ordinary shares by each of the selling shareholders as of April 23, 2007. The second and third columns list the number and percentage of ordinary shares beneficially owned by each selling shareholder, based on each selling shareholder’s ownership of ordinary shares and warrants, assuming full exercise of the warrants held by each selling shareholder on that date, without regard to any limitations on exercise.

        The fourth column lists the number of ordinary shares being offered by this prospectus by each of the selling shareholders.

        The fifth and sixth columns of the following table assume the sale of all of the ordinary shares offered by the selling shareholders pursuant to this prospectus. The selling shareholders may sell all, some or none of their ordinary shares in this offering.

Name of Selling Shareholder	Number of Ordinary Shares Beneficially Owned Prior to Offering(1)		Percentage of Ordinary Shares Beneficially Owned Prior to Offering(2)	Maximum Number of Ordinary Shares Offered Pursuant to this Prospectus	Number of Ordinary Shares Beneficially Owned After Offering	Percentage of Ordinary Shares Beneficially Owned After Offering

Plenus Technologies Ltd.	664,537	(3)	2.8%	221,628	442,909	1.9%
Plenus II, LP	468,255	(4)	2.0%	468,255	-	-

(1)     Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. The number of shares owned by any shareholder or group named above includes the shares underlying options and other rights to acquire ordinary shares held by such person(s) that are exercisable within 60 days of April 23, 2007, but such underlying shares are not deemed outstanding for computing the percentage of any other person, except that the Second Warrants have been included in the computation of beneficial ownership despite the fact that they are not exercisable within 60 and will be exercisable only upon the Second Closing. Except as otherwise indicated, we believe that each selling shareholder has sole voting and investment power over the shares listed above.

(2)     The percentages shown are based on 23,171,181 Ordinary Shares issued and outstanding as of April 23, 2007.

(3)     Includes (i) 146,628 Ordinary Shares issuable upon exercise of the First Warrants, exercisable at an exercise price of $1.364 per ordinary share; (ii) 75,000 Ordinary Shares issuable upon exercise of the Second Warrants (assuming an exercise price equal to $1.20 per share); and (iii) 442,909 Ordinary Shares issuable upon exercise of Warrants related to two loan agreements from June 2004 and May 2006, exercisable at an exercise price of $1.25 per ordinary share. The following persons are members of the Investment Committee of Plenus Technologies Ltd.: Aharon Dovrat, Avi Zeevi and Eylon Penchas, of the Dovrat Group, Moti Weiss and Ruthy Simha of Plenus Technologies Ltd., Oded Excelrod of Mizrachi United Bank, Edna Peres Lahish of Union Bank, and Arie Savir of the Industrial Development Bank. Accordingly, these persons, acting by majority vote, may be deemed to beneficially own, and exercise shared voting and investment powers with respect to the Ordinary Shares issuable to Plenus Technologies Ltd. Each of the persons listed above disclaims beneficial ownership of such shares.

(4)     Includes (i) 293,255 Ordinary Shares issuable upon exercise of the First Warrants, exercisable at an exercise price of $1.364 per ordinary share; and (ii) 175,000 Ordinary Shares issuable upon exercise of the Second Warrants (assuming an exercise price equal to $1.20 per share). The following persons are members of the Investment Committee of Plenus II, LP.: Aharon Dovrat, Avi Zeevi, of the Dovrat Group, Moti Weiss and Ruthy Simha of Plenus Technologies Ltd.. Accordingly, these persons, acting by majority vote, may be deemed to beneficially own, and exercise shared voting and investment powers with respect to the Ordinary Shares issuable to Plenus II, LP. Each of the persons listed above disclaims beneficial ownership of such shares.

OFFER STATISTICS, EXPECTED TIME TABLE AND PLAN OF DISTRIBUTION

        We are registering the ordinary shares offered hereby on behalf of the selling shareholders. As used herein, “selling shareholders” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a named selling shareholder as a gift, pledge, partnership distribution or other transfer. All costs, expenses and fees in connection with the registration of the shares offered by this prospectus will be borne by our company, other than brokerage commissions and similar selling expenses, if any, attributable to the sale of shares offered hereby which will be borne by the selling shareholders. Sales of the shares offered hereby may be effected by selling shareholders from time to time in one or more types of transactions (which may include block transactions) on the Nasdaq Global Market at prevailing market prices, in the over-the-counter market, in negotiated transactions, through publicly or privately negotiated put or call options transactions relating to the shares offered hereby, through short sales of the shares offered hereby (including the closing of any open short position), or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of the shares offered hereby by the selling shareholders.

        The selling shareholders may enter into hedging transactions with regard to the shares offered hereby. In connection with such transactions the counterparties to such transactions may engage in short sales of the shares offered hereby or of securities convertible into or exchangeable for such shares in the course of hedging positions they assume with selling shareholders. The selling shareholders may also enter into other transactions which require the delivery of the shares offered by this prospectus, which shares such counterparties may resell pursuant to this prospectus (as amended or supplemented, if necessary, to reflect such transaction). We understand that SEC interpretations currently limit the ability of security holders to settle short sales entered into prior to the effectiveness of the registration statement of which this prospectus forms a part, with the securities offered herein following such effectiveness.

        The selling shareholders may effect these transactions by selling the shares offered hereby directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of the shares offered hereby for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary brokerage commissions).

        The selling shareholders and any broker-dealers that act in connection with the sale of the shares offered hereby might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the disposition of the shares offered hereby sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify each selling shareholder against certain liabilities, including liabilities arising under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares offered hereby against certain liabilities, including liabilities arising under the Securities Act.

        Because selling shareholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

        Selling shareholders also may resell all or a portion of the shares offered hereby in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144 or another exemption under the Securities Act.

        Upon our being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares offered hereby through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

—	the name of each such selling shareholder and of the participating broker-dealer(s);

—	the number of shares involved;

—	the initial price at which such shares were sold;

—	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

—	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

—	other facts material to the transaction.

        In addition, upon our being notified by a selling shareholder that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares, a supplement to this prospectus will be filed, if required.

EXPENSES ASSOCIATED WITH THE REGISTRATION

        We have agreed to bear all expenses relating to the registration of the ordinary shares registered pursuant to the registration statement of which this prospectus is a part. We estimate these expenses to be approximately $16,024, which include the following categories of expenses:

SEC registration fee	$24.78
Printing and photocopying fees	2,000
Legal fees and expenses	10,000
Accounting fees and expenses	2,000
Transfer agent and registrar fees and expenses	2,000

Total Expenses	$16,024.78

FOREIGN EXCHANGE CONTROLS AND OTHER LIMITATIONS

        Israeli law and regulations do not impose any material foreign exchange restrictions on non-Israeli holders of our ordinary shares. In May 1998, a new “general permit” was issued under the Israeli Currency Control Law, 1978, which removed most of the restrictions that previously existed under such law, and enabled Israeli citizens to freely invest outside of Israel and freely convert Israeli currency into non-Israeli currencies.

        Non-residents of Israel who purchase our ordinary shares will be able to convert dividends, if any, thereon, and any amounts payable upon our dissolution, liquidation or winding up, as well as the proceeds of any sale in Israel of our ordinary shares to an Israeli resident, into freely repatriable dollars, at the exchange rate prevailing at the time of conversion, provided that the Israeli income tax has been withheld (or paid) with respect to such amounts or an exemption has been obtained.

EXPERTS

        Our consolidated financial statements as of December 31, 2006 and 2005 for each of the three years in the period ended December 31, 2006, incorporated in this prospectus by reference, have been audited by Kost Forer Gabbay & Kasierer, a Member of Ernst & Young Global, independent registered public accounting firm, as set forth in their report thereon included herein and incorporated in this prospectus by reference. These consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

        The law firm of Goldfarb, Levy, Eran, Meiri & Co. of Tel Aviv, Israel, has passed on the validity of the ordinary shares offered hereby.

MATERIAL CHANGES

        Except as otherwise described in our Annual Report on Form 20-F for the fiscal year ended December 31, 2006 and in our Reports on Form 6-K filed under the Exchange Act and incorporated by reference herein, no reportable material changes have occurred since December 31, 2006.

WHERE YOU CAN BEST FIND MORE INFORMATION; INCORPORATION OF
CERTAIN INFORMATION BY REFERENCE

        This prospectus is a part of a registration statement on Form F-3 that we filed with the SEC under the Securities Act of 1933. As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information contained in the registration statements and the exhibits and schedules thereto. As such we make reference in this prospectus to the registration statements and to the exhibits and schedules thereto. For further information about us and about the securities we hereby offer, you should consult the registration statements and the exhibits and schedules thereto. You should be aware that statements contained in this prospectus concerning the provisions of any documents filed as an exhibit to the registration statements or otherwise filed with the SEC are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

        We file annual and special reports and other information with the SEC (Commission File Number 000-20892). These filings contain important information which does not appear in this prospectus.

        For further information about us, you may read and copy any document filed with or furnished to the SEC by us at the SEC’s public reference room at 100 F Street, N.E., Washington D.C. 20549, Room 1580. Our SEC filings are also available to the public through the SEC’s web site at www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room in Washington D.C. and in other locations.

        The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC. We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC on Form 20-F under the Exchange Act before the time that all of the securities offered by this prospectus have been sold or de-registered.

—	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2006;

—	Our Reports on Form 6-K submitted to the SEC on January 24, 2007; February 6, 2007; February 27, 2007 and April 10, 2007; and

—	The description of our ordinary shares contained in Item 1 of our registration statement on Form 8-A filed with the SEC on December 17, 1991 under the Exchange Act and any amendment or report filed for the purpose of updating that description.

        In addition, we may incorporate by reference into this prospectus our reports on Form 6-K filed after the date of this prospectus (and before the time that all of the securities offered by this prospectus have been sold or de-registered) if we identify in the report that it is being incorporated by reference in this prospectus.

        Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

        We shall provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to Attunity Ltd., Kfar Netter Industrial Park, POB 3787, Kfar Netter 40593, Israel, Attn.: Company Secretary, telephone number (+972) 9-899-3000. You may also obtain information about us by visiting our website at http://www.attunity.com. Information contained in our website is not part of this prospectus.

        We are an Israeli company and are a “foreign private issuer” as defined in Rule 3b-4 under the Securities Exchange Act of 1934. As a result, (1) our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, (2) transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act, and (3) until November 4, 2002, we were not required to make, and did not make, our SEC filings electronically, so that those filings are not available on the SEC’s website. However, since that date, we have been making all required filings with the SEC electronically, and these filings are available over the Internet at the SEC’s website at http://www.sec.gov. Information contained in such website is not part of this prospectus.

ENFORCEABILITY OF CIVIL LIABILITIES

        Service of process upon us and our directors and officers and the Israeli experts named in this prospectus, many of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, since a substantial portion of our assets, almost all of our directors, some of the officers and the Israeli experts are located outside the United States, any judgment obtained in the United States against us or these individuals or entities may not be collectible within the United States.

        There is doubt as to the enforceability of civil liabilities under the Securities Act and the Securities Exchange Act in original actions instituted in Israel. However, subject to certain time limitations and other conditions, Israeli courts may enforce final judgments of U.S. courts for liquidated amounts in civil matters, including judgments based upon the civil liability provisions of those Acts.

        We have irrevocably appointed our subsidiary, Attunity Inc. as our agent to receive service of process in any action against us in the state and federal courts sitting in the City of New York, Borough of Manhattan arising out of this offering or any purchase or sale of securities in connection therewith. We have not given consent for this agent to accept service of process in connection with any other claim.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.	Indemnification of Directors and Officers

        Under the Israeli Companies Law, an Israeli company may not exempt an office holder from his or her liability for a breach of the duty of loyalty to the company, but may exempt an office holder, in advance, from his or her liability, in whole or in part, for a breach of his or her duty of care to the company (except with regard to distributions), if the articles of association so provide. Our articles of association permit us to exempt our office holders to the fullest extent permitted by law.

        Our articles of association provide that, subject to the provisions of the Companies Law, we may enter into a contract for the insurance of the liability of any of our office holders concerning an act performed by him or her in his or her capacity as an office holder for:

—	a breach of his or her duty of care to us or to another person;

—	a breach of his or her duty of loyalty to us, provided that the office holder acted in good faith and had reasonable cause to assume that his or her act would not prejudice our interests; or

—	a financial liability imposed upon him or her in favor of another person.

        Under the Israeli Companies Law, we may indemnify any of our office holders for an act performed in his or her capacity as an office holder, retroactively (after the liability has been incurred) or in advance, provided that our articles of association allow us to do so, against the following:

—	a financial liability incurred by, or imposed on, him or her in favor of another person by any judgment, including a settlement or an arbitration award approved by a court; provided that our undertaking to indemnify is limited to events that our board of directors believes are foreseeable in light of our actual operations at the time of providing the undertaking and to a sum or standard that our board of directors determines to be reasonable under the circumstances;

—	reasonable litigation expenses, including attorney’s fees, incurred by the office holder as a result of an investigation or proceeding instituted against him by a competent authority, provided that such investigation or proceeding concluded without the filing of an indictment against him and either (A) concluded without the imposition of any financial liability in lieu of criminal proceedings or (B) concluded with the imposition of a financial liability in lieu of criminal proceedings with respect to a criminal offense that does not require proof of criminal intent; and

—	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or charged to him or her by a court, resulting from the following: proceedings we institute against him or her or instituted on our behalf or by another person; a criminal indictment from which he or she was acquitted; or a criminal indictment in which he or she was convicted for a criminal offense that does not require proof of intent.

        Our articles of association include the following provisions:

—	we are authorized to undertake to indemnify an office holder prospectively in respect of an obligation or expense imposed on the office holder in respect of an act or omission performed in his or her capacity as an office holder for any financial obligation imposed on such office holder in favor of a third party by a court judgment, including a compromise or an arbitrator’s award approved by court, provided that the undertaking is limited to events which in the opinion of our board of directors are foreseeable in light of our actual operations when the undertaking to indemnify is given, limited to an amount or criteria set by the board of directors as reasonable under the circumstances, and further provided that such events and amount or criteria are set forth in the undertaking to indemnify.

—	we are authorized to indemnify our office holders retroactively.

        The Israeli Companies Law provides that a company may not indemnify an office holder nor exculpate an office holder nor enter into an insurance contract which would provide coverage for any monetary liability incurred as a result of any of the following:

—	a breach by the office holder of his or her duty of loyalty, unless with respect to indemnification and insurance, the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

—	a breach by the office holder of his or her duty of care if the breach was committed intentionally or recklessly, unless it was committed only negligently;

—	any act or omission committed with the intent to derive an illegal personal benefit; or

—	any fine levied against the office holder.

        In addition, under the Companies Law, exculpation of, an undertaking to indemnify or indemnification of, and procurement of insurance coverage for, our office holders must be approved by our audit committee and our board of directors and, in specified circumstances, such as if the office holder is a director, by our shareholders.

        We have undertaken to indemnify our office holders to the fullest extent permitted by law by providing them with a Letter of Indemnification to be substantially in the form previously approved by our shareholders.

        We currently maintain directors and officers liability insurance with a per claim and aggregate coverage limit of $10 million including legal costs incurred.

Item 9.	Exhibits

Exhibit No.	Description of Exhibit

4.1	Memorandum of Association of the Registrant (1)
4.2	Articles of Association of the Registrant, as amended (2)
4.3	Specimen of Ordinary Share Certificate (3)
4.4	Loan Agreement dated January 31, 2007 among the Registrant and Plenus Technologies Ltd. ("Plenus") (4)
4.5	Form of First Warrants to purchase Ordinary Shares issued by the Registrant to Plenus (5)

4.6	Form of Second Warrants to purchase Ordinary Shares issued by the Registrant to Plenus (6)
4.7	Floating Charge Agreement dated January 31, 2007 among the Registrant, Plenus and its affiliates (7)
4.8	Fixed Charge Agreement dated January 31, 2007 among the Registrant, Plenus and its affiliates (8)
5.1	Opinion of Goldfarb, Levy, Eran, Meiri & Co. regarding legality of the securities being registered
23.1	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst and Young Global
23.2	Consent of Goldfarb, Levy, Eran, Meiri & Co. (contained in Exhibit 5.1)
24.1	Power of Attorney (included in the signature page of this Registration Statement)

(1)	Filed as a Exhibit 3.1 to the Registrant's Registration Statement on Form F-1, registration number 33-54020, filed on October 30, 1992, and incorporated herein by reference.
(2)	Filed as Exhibit 1.2 to the Registrant's Annual Report on Form 20-F for the year ended December 31, 2005, filed on March 30, 2006, and incorporated herein by reference.
(3)	Filed as a Exhibit 4 to the Amendment No. 2 to the Registrant's Registration Statement on Form F-1, registration number 33-54020, filed on December 9, 1992, and incorporated herein by reference.
(4)	Filed as Exhibit 4.1 to the Registrant's Report of Foreign Private Issuer on Form 6-K submitted to the SEC on February 6, 2007, and incorporated herein by reference.
(5)	Filed as Exhibit 4.2 to the Registrant's Report of Foreign Private Issuer on Form 6-K submitted to the SEC on February 6, 2007, and incorporated herein by reference.
(6)	Filed as Exhibit 4.3 to the Registrant's Report of Foreign Private Issuer on Form 6-K submitted to the SEC on February 6, 2007, and incorporated herein by reference.
(7)	Filed as Exhibit 4.4 to the Registrant's Report of Foreign Private Issuer on Form 6-K submitted to the SEC on February 6, 2007, and incorporated herein by reference.
(8)	Filed as Exhibit 4.5 to the Registrant's Report of Foreign Private Issuer on Form 6-K submitted to the SEC on February 6, 2007, and incorporated herein by reference.

Item 10.	Undertakings

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bone fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

Each prospectus filed by the Registrant pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it complies with all of the requirements for filing on Form F-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Kfar Netter, Israel, on April 23, 2007.

ATTUNITY LTD By: /s/ Dror Elkayam —————————————— Dror Elkayam Vice President Finance and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dror Elkayam his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all subsequent registration statements, and any or all amendments (including post-effective amendments) to this Registration Statement or any such subsequent registration statement, and reports on Form 6-K relating thereto and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file such subsequent registration statements and such amendments, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on April 23, 2007.

Signature	Title	Date

—————————————— Shimon Alon	Chairman of the Board of Directors	April 23, 2007

/s/ Itzhak (Aki) Ratner —————————————— Itzhak (Aki) Ratner	Chief Executive Officer and Director	April 23, 2007

/s/ Dror Elkayam —————————————— Dror Elkayam	Vice President Finance and Secretary (Principal Accounting Officer)	April 23, 2007

/s/ Dov Biran —————————————— Dov Biran	Director	April 18, 2007

/s/ Dan Falk —————————————— Dan Falk	Director	April 19, 2007

/s/ Anat Segal —————————————— Anat Segal	Director	April 23, 2007

—————————————— Zamir Bar Zion	Director	April 23, 2007

—————————————— Ron Zuckerman	Director	April 23, 2007

Attunity Inc.	Authorized Representative in the United States	April 23, 2007

By: /s/ Dror Elkayam —————————————— Name: Dror Elkayam Title: Vice President Finance and Secretary

* By: /s/ Dror Elkayam —————————————— Dror Elkayam (Attorney-in-fact)